Exhibit (j)(1)(ii)

AMENDMENT TO

CUSTODIAN SERVICES AGREEMENT

THIS AMENDMENT is made as of June 18, 2024 (the “Effective Date”) by and among each investment company identified an Exhibit A to the Agreement (each a “Fund”), on behalf of each of its separate series or portfolios identified on Exhibit A to the Agreement, and, in the case of any closed-end investment company or other Fund for which no separate series or portfolio is so identified, the Fund itself (each a “Portfolio”), and The Bank of New York Mellon (the “Custodian”).

WHEREAS, each of the Funds and the Custodian are parties to that certain Custodian Services Agreement dated as of January 1, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”) pursuant to which the Funds have appointed the Custodian as the custodian of the cash, securities and other assets of each of its Portfolios;

WHEREAS, one or more Funds may desire for the Custodian to provide to it capital call processing services; and

WHEREAS, the parties wish to amend the Agreement as set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.

The Agreement is hereby amended by deleting the page immediately following the signature page entitled “List of Exhibits/Schedules” and replacing it with the “List of Exhibits/Schedules” as attached hereto. A new Exhibit D, as attached hereto, setting forth the capital call processing services that the Custodian will provide pursuant to the Agreement, is hereby added to the Agreement. A new Exhibit E, as attached hereto, stating the sole Portfolios to which the Custodian will provide the capital call processing services set forth in Exhibit D, is hereby added to the Agreement.

2.

Signatures; Counterparts. This Amendment may be executed in one or more counterparts and such execution may occur by manual signature on a copy of this Amendment physically delivered, on a copy of this Amendment transmitted by facsimile transmission or on a copy of this Amendment transmitted as an imaged document attached to an email, or by “Electronic Signature,” which is hereby defined to mean inserting an image, representation or symbol of a signature into an electronic copy of this Amendment by electronic, digital or other technological methods. Each counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed counterparts of this Amendment or of executed signature pages to counterparts of this Amendment, in either case by facsimile transmission or as an imaged document attached to an email transmission, shall constitute effective execution and delivery of this Amendment and may be used for all purposes in lieu of a manually executed and physically delivered copy of this Amendment.

3.	Miscellaneous.

(a) Capitalized terms not defined in this Amendment have their respective meanings as defined in the Agreement.

(b) As hereby amended and supplemented, the Agreement shall remain in full force and effect. In the event of a conflict between the terms hereof and the Agreement, this Amendment shall control with respect to the subject matter of this Amendment. From and after the Effective Date, any reference to the Agreement shall be a reference to the Agreement as amended hereby.

(c) The Agreement, as amended hereby, together with its Exhibits and Schedules, embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof.

(d) If any provision of this Amendment shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Amendment shall not be affected thereby.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed as of the Effective Date by its duly authorized representative designated below. An authorized representative, if executing this Amendment by Electronic Signature, affirms authorization to execute this Amendment by Electronic Signature and that the Electronic Signature represents an intent to enter into this Amendment and an agreement with its terms.

EACH INVESTMENT COMPANY
IDENTIFIED ON EXHIBIT A TO THE
AGREEMENT

By:	/s/ Jane Trust
Name: Jane Trust
Title: President and Chief Executive Officer

THE BANK OF NEW YORK MELLON

By:	/s/ Nicole Fouron
Name: Nicole Fouron
Title: Managing Director

List of Exhibits/Schedules

Exhibit A:	List of Funds and Portfolios[1]

Exhibit B:	Additional Services

Exhibit C:	Document Custody Services Addendum

Exhibit D:	Capital Call Processing Addendum

Exhibit E:	List of Funds and Portfolios Receiving Capital Call Processing Services

Schedule A:	Foreign Sub-Custodians

Schedule B:	Foreign Securities Depositories

Schedule C:	Information Provided regarding Foreign Custody and Settlement Practices

1	Note that open end Funds, closed end Funds and Cayman Islands Funds should be identified as such in Exhibit A.

EXHIBIT D

CAPITAL CALL PROCESSING ADDENDUM

This Capital Call Processing Addendum (“Addendum”) contains additional provisions which apply with respect to any Capital Calls (as defined below) received by a Portfolio with respect to a Commitment Fund Investment (as defined below) (such services hereinafter referred to as the “Capital Call Processing Services”). In the event of a conflict between the terms of this Addendum and the Agreement, this Addendum shall control with respect to the subject matter hereof.

1. Definitions. For purposes of the Agreement and this Addendum, the following definitions shall apply:

“Capital Call” means, with respect to a Commitment Fund, a notice to draw down or a demand by or on behalf of the Commitment Fund for the Portfolio to contribute all or part of the Portfolio’s remaining capital commitment to the Commitment Fund.

“Commitment Fund” means a private equity fund or similar collective investment vehicle that satisfies the conditions set forth in Regulation D of the 1933 Act, in each case, which require investors to make an initial capital commitment which is subsequently drawn upon via periodic capital calls by the Commitment Fund or its general partner.

“Commitment Fund Investment” means an investment by the Portfolio in a Commitment Fund.

2. Capital Call Processing Services. Subject to the direction and control of the Portfolio and the terms of the Agreement and this Addendum, the Custodian shall provide the Capital Call Processing Services described in Appendix A to this Addendum (and such Appendix A shall be deemed a part of this Addendum). With respect to the Capital Call Processing Services, the Custodian shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Addendum, which duties and responsibilities shall be deemed ministerial in nature, and no covenant or obligation shall be implied against the Custodian in connection with this Addendum. For the avoidance of doubt, the particular service requirements and limitations as provided herein with respect to the Capital Call Processing Services are in addition to, and not a substitute for, the general requirements and limitations set forth in the Agreement.

(a)

Dependencies. The Portfolio acknowledges that the Custodian’s provision of the Capital Call Processing Services is dependent upon the timely and satisfactory completion of certain conditions and the continued performance by the Portfolio of its obligations hereunder.

(b)

Portfolio Retains Legal Title; No Custody. For the avoidance of doubt, any and all Commitment Fund Investments will be registered directly in the Portfolio’s name and not in the name of the Custodian or its nominee. Nothing herein shall require the Custodian to register or take title to any Commitment Fund Investments on the Portfolio’s behalf or otherwise require the Custodian to safekeep or take custody of any Commitment Fund Investments.

(c)

No Duty to Supervise or Monitor Commitment Fund Investments. The Portfolio acknowledges that the decision to invest in a Commitment Fund rests solely with the Portfolio and the Portfolio has, independently and without reliance upon the Custodian, and based on such documents and information as the Portfolio has deemed appropriate, made its own appraisal and decision to invest in each Commitment Fund. Under no circumstances shall the Custodian have, or be required to have, any authority or obligation to review, supervise, monitor or control any Commitment Fund Investment, including the Portfolio’s capital commitment to the Commitment Fund or any obligations or requirements contained in any offering, subscription/commitment or organizational documents of the Commitment Fund, nor shall the Custodian provide, or be deemed to provide, any investment advice or other investment advisory services hereunder, effect any transactions in securities (including any Commitment Fund Investments), attempt to induce the purchase or sale of securities (including but not limited to Commitment Fund Investments) or otherwise act or engage in any activities that would require its registration as a broker-dealer or investment adviser.

(d)

No Duty to Authenticate Capital Calls. For the avoidance of doubt, the Custodian shall have no duty or obligation to review or verify the authenticity or legitimacy of a Capital Call and/or to perform any form of call-back procedure with a Commitment Fund (and/or its manager or administrator).

(e)	No Responsibility to Expend or Risk Funds; No Guarantee. For the avoidance of doubt, the Portfolio shall be solely responsible for funding Capital Calls with appropriate cash.

The

Portfolio shall provide the Custodian with immediately available funds in sufficient time for the Custodian to timely submit such funds to the Commitment Fund by such date and time specified by the Commitment Fund. The Custodian shall have no cash management responsibilities or any other obligation to monitor that the Portfolio has sufficient cash in its account to fund a Capital Call. The Custodian shall not warrant the performance of, provide financial support for or otherwise guarantee the obligations of the Portfolio with respect to Capital Calls or any Commitment Fund. Nothing herein shall require the Custodian to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of the services hereunder, or in the exercise of any of its rights or powers if the Custodian shall have reasonable grounds for believing that repayment of such funds or indemnity to it against such risk or liability is not reasonably assured to it. The Portfolio assumes full responsibility for all risks involved in connection with the Custodian’s delivery of cash in accordance with Proper Instructions and any applicable practices or requirements applicable to a Commitment Fund.

(f)

Not a Fiduciary. The Portfolio acknowledges and agrees that the Custodian is not a fiduciary by virtue of accepting and carrying out its obligations under this Addendum and has not accepted any fiduciary duties, responsibilities or liabilities with respect to the Capital Call Processing Services, nor shall the Custodian be responsible for providing, and shall not be deemed to provide, any investment advice, supervision, recommendations or management, nor have or exercise any discretionary authority or responsibility over any Commitment Fund Investment.

3. Waiver of Warranties.

EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS ADDENDUM, THERE ARE NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE CAPITAL CALL PROCESSING SERVICES OR THE PERFORMANCE THEREOF, INCLUDING WITHOUT LIMITATION IN TERMS OF THE ACCURACY, SUITABILITY, TIMELINESS, COMPLETENESS, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE CAPITAL CALL PROCESSING SERVICES. THERE ARE NO WARRANTIES AS TO THE CAPITAL CALL PROCESSING SERVICES WHICH EXTEND BEYOND THE FACE OF THIS ADDENDUM.

Appendix A to Capital Call Processing Addendum

1.

Subject to the terms set forth herein, the Custodian will process Capital Calls made upon the Portfolio by or on behalf of a Commitment Fund and, upon receipt of sufficient funds, facilitate the Portfolio’s wire payment of the Capital Call contribution to the relevant Commitment Fund.

2.

With respect to its capital commitment to a Commitment Fund, the Portfolio shall authorize the Custodian as a necessary party to receive Capital Calls on behalf of the Portfolio and direct such Commitment Fund to forward all such Capital Calls made upon the Portfolio by the Commitment Fund to the Custodian.

3.

The Portfolio authorizes the Custodian to process each Capital Call provided directly to and actually received by the Custodian in any form by any delivery method, including unsecured electronic means, from any person or entity purporting to be authorized to act on behalf of any Commitment Fund (“Person” or “Persons”). The Custodian shall have no obligation with respect to a Capital Call unless and until it is actually received by the Custodian.

4.

For the limited purpose set forth above, any such Person shall be considered an Authorized Person under the Agreement and any such Capital Call is deemed to be a Proper Instruction for purposes of the Agreement. Such a Proper Instruction shall be deemed to have been given each and every time that the Custodian receives a Capital Call.

5.

The Portfolio shall cause to be provided to the Custodian the relevant wire instructions for each Commitment Fund, as well as any other information reasonably required by the Custodian in order to provide the Capital Call Processing Services, which shall be in accordance with the Custodian’s procedures, deadlines and requirements as notified to the Portfolio from time to time. The Custodian shall rely on such instructions and other information until changed by the Portfolio. In order to change any wire instruction, the Portfolio shall provide the Custodian with a separate Proper Instruction setting forth the new wire instruction.

6.

The Portfolio intends to provide such wire instructions to the Custodian in a password protected spreadsheet (allowing the Custodian view only access), via email. The parties agree that they will follow the following security procedure related to such instructions: (1) the email must come from an Authorized Person; (2) upon receipt of the email, the Custodian will perform a verification callback to another Authorized Person, separate from the individual who originated the email.

7.

The Portfolio understands and acknowledges that any Capital Call and/or Proper Instruction sent to and received by the Custodian over the Internet using unsecured electronic means will not be encrypted and that a secure mailbox will not be used. The Portfolio understands and acknowledges that there are risks, including that the transmission could fail or be delayed or that the information could be tampered with, among other things. The Custodian will not be responsible for any risks associated with the failure of, delay of, delay in or tampering with any such transmission.

8.

The Portfolio hereby authorizes The Bank of New York Mellon’s Global Markets business group to enter into foreign exchange transactions on a standing instruction basis when required to fund Capital Calls or to repatriate cash distributed from Commitment Funds. All such foreign exchange transactions will be executed by The Bank of New York Mellon or an affiliate thereof on a principal basis pursuant to a standing instruction.

EXHIBIT E

Franklin Lexington Private Markets Fund